Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS 21 PERCENT SALES GROWTH FOR FISCAL 2008 SECOND QUARTER

Cleveland, Ohio — April 24, 2008 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2008 second quarter ended March 31, 2008.

Second Quarter Fiscal 2008 Results

Net sales of $39.9 million for the second quarter of fiscal 2008 increased 21 percent compared with net sales of $32.9 million in last year’s second quarter. The effect of a weaker U.S. dollar positively impacted sales growth by approximately five percentage points. Sequentially, net sales increased four percent from the first quarter of fiscal 2008.

The Company reported net income of $1.2 million, or $0.07 per share, for the second quarter of fiscal 2008 compared to a net loss of $2.1 million, or $0.13 per share, during last year’s second quarter. Operating income for the second quarter of fiscal 2008 was $1.6 million compared to an operating loss of $3.2 million in the same period last year. The increase in earnings was primarily the result of increased sales volume and an increase in gross margin rates compared to the prior year’s second quarter. During the second quarter of fiscal 2008, the Company recorded a charge of approximately $0.4 million after-tax, or $0.03 per share, for the impairment of its equity investments. The Company recognized tax expense at an effective tax rate of 15.2 percent during the second quarter of fiscal 2008 compared to a tax benefit at a rate of 21.4 percent for the second quarter of fiscal 2007.

Orders of $39.0 million for the second quarter increased 17 percent compared to last year’s orders of $33.3 million. Geographically, orders increased 16 percent in the Americas, 23 percent in Asia, and 11 percent in Europe when compared to the same period in the prior year. Orders from the Company’s semiconductor customers increased approximately 10 percent, orders from wireless communications customers increased approximately five percent, orders from precision electronic component and subassembly manufacturers were flat, and research and education customer orders increased approximately 60 percent compared to the prior year’s second quarter. Sequentially, orders decreased four percent from the first quarter of fiscal 2008. Order backlog decreased $0.6 million during the quarter to $17.1 million as of March 31, 2008.

“We are pleased with the continued progress we have made this quarter toward increasing our earnings from operations,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “Our recent new products have been well received and contributed to the order growth in the semiconductor, wireless, and research and education areas of our business.”

Keithley continued, “We are becoming a recognized technology leader within the field of RF (radio frequency) measurements. As one recent example, we’ve been named a finalist in EDN Magazine’s 18th Annual Innovation Awards Competition in the General Purpose Test and Measurement category for our new 4X4 MIMO (multiple-input, multiple-output) RF Test System. We also received an Honorable Mention in Test & Measurement World Magazine’s Best in Test Awards program for this system. Our RF products are built on an advanced technology architecture that is expandable to support present and future test needs driven by the rapidly evolving wireless industry. In addition, this architecture provides users a broader range of capabilities with greater test throughput at a lower cost of ownership than existing competitive offerings.”

“We announced a key partnership with the Institute of Mobile Communications (IMC) of Southwest Jiaotong University in Chengdu, China, a growing research institution for wireless technology, particularly in MIMO applications. This partnership calls for IMC and Keithley to work jointly on research projects to study emerging wireless applications and technologies. Our solutions are applicable to the growing Chinese and Asia Pacific markets, which currently represent the largest wireless user base throughout the world.”

Six Month Results

For the six months ending March 31, 2008, net sales were $78.4 million, up six percent from $74.0 million last year. The effect of a weaker U.S. dollar positively impacted sales growth by approximately four percentage points.

Net income for the first half of fiscal 2008 was $2.1 million, or $0.13 per share, an increase of 107 percent compared to $1.0 million, or $0.06 per share, in the same period last year. Operating income for the first six months of fiscal 2008 was $2.1 million compared to an operating loss of $0.7 million in the first half of last year. The increase in earnings was primarily the result of higher sales. Selling, general and administrative costs for the first six months of fiscal 2008 decreased approximately two percent compared to the same period in fiscal 2007. The prior year’s selling, general and administrative costs include $1.3 million pre-tax associated with the stock option investigation and litigation as compared to a negligible amount for the first half of fiscal 2008. The Company recorded a charge of approximately $0.4 million after-tax, or $0.03 per share, during the first six months of fiscal 2008 for the impairment of its equity investments.

For the first six months of fiscal 2008, the Company recorded tax expense of $0.3 million at an effective tax rate of 13.0 percent. This included favorable discrete tax adjustments for the impact of the research tax credits that expired at the end of the first quarter of fiscal 2008 and a favorable impact for audit and provision return adjustments. The Company recorded a tax benefit of $0.6 million for the first six months of fiscal 2007, which includes the retroactive application of research tax credits that expired on December 31, 2005 of $0.9 million, or $0.05 per share.

Orders of $79.6 million for the six months ended March 31, 2008 increased 13 percent from $70.2 million last year. Geographically, orders increased nine percent in the Americas, 11 percent in Asia, and 21 percent in Europe compared to the same period in fiscal 2007. For the first half of fiscal 2008, semiconductor customer orders comprised approximately 30 percent of the total, wireless communications orders were approximately 15 percent of the total, precision electronic components and subassembly manufacturers orders were approximately 25 percent of the total, and research and education orders were approximately 30 percent of the total.

Balance Sheet and Cash Flow

As of March 31, 2008, the Company has reclassified approximately $7.0 million of short-term investments to long-term investments on its consolidated balance sheet, which represents the fair value of a portion of its investment in Auction Rate Securities (ARS). The Company continues to classify $8.0 million of its ARS as short-term investments as a result of the Company’s broker commencing a tender offer at par to purchase those specific ARS from registered owners with an expected settlement date of May 21, 2008. The ARS held by the Company are private placement securities, primarily backed by student college loans with long-term nominal maturities for which the interest rates are reset through an auction each month. Auctions during the recent months have failed, making a portion of the Company’s ARS not readily convertible to cash until there is a successful auction for them. The Company continues to receive interest income associated with the ARS.

The Company generated $2.2 million in cash from operations during the second quarter and $0.3 million during the first half of fiscal 2008. Cash and short-term investments totaled $30.3 million at March 31, 2008. Debt balances were approximately zero. Inventory of $19.8 million increased $4.6 million from year-ago levels, and turns were 3.6 at March 31, 2008 and a year ago. The increase in inventory is primarily the result of new products and order volume that is expected in the third quarter. Days sales outstanding were 50 at March 31, 2008, compared to 48 a year ago.

Stock Buyback Program

During the second quarter of fiscal 2008, the Company repurchased 193,000 shares for $1.9 million at an average cost of $9.59 per share under the terms of the Company’s previously announced stock repurchase program. During the first six months of fiscal 2008, the Company has repurchased 434,400 shares for $4.2 million at an average cost of $9.71 per share. Since inception, the Company has repurchased 585,400 shares for $5.8 million at an average cost of $9.85 per share of the 2,000,000 Common Shares that may be purchased through February 2009.

Operations Outlook

“We are encouraged by the interest that our recently introduced products have generated and are looking forward to the opportunities on the horizon,” stated Keithley. “Our objective is to create a set of measurement capabilities that, in many respects, re-imagines the test and measurement experience for our customers. Now that we have introduced capabilities that extend our portfolio, we are able to offer a broader, more compelling array of inter-related products to the market, providing our customers with the critical tools they need throughout the research-to-production continuum.”

“We are committed to building a Company capable of producing superior financial results. We look to sales growth derived from the new products we have introduced and those to be introduced as the principal means by which we will be able to meet this commitment. The electronics industry is global and remains healthy. More than three-quarters of our sales serving it were generated outside of the Americas. We are confident in our strategy, the strength of our measurement platforms, and the growth prospects for the applications we have chosen to target,” stated Keithley.

Based upon current expectations, the Company is estimating net sales for the third quarter of fiscal 2008, which will end June 30, 2008, to range between $39 and $45 million and earnings before taxes to range from a loss to earnings in the single digits as a percentage of net sales. This guidance is based, in part, upon the Company’s receipt of a large order during the month of April 2008. The Company also foresees a slight decline in gross margin rates as a result of anticipated product and customer mix. Operating costs are expected to increase slightly in the third quarter of fiscal 2008 from the levels experienced during the second quarter of fiscal 2008. The Company expects the effective tax rate for the remainder of fiscal 2008 to approximate the statutory rate, excluding discrete items and assuming the U.S. Congress does not enact legislation to restore research and development credits. The effective tax rate will fluctuate based on actual results.

Forward Looking Statements

Statements in the “Operations Outlook” section of this release that are not historical facts, including those relating to orders, sales, earnings, and spending, are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; uncertainties in the credit and capital markets; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling of orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to effectively manage outsourcing arrangements without disruption to demand schedules or quality standards; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to maintain planned cost savings initiatives without adversely affecting the Company’s product development program; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the U.S. Securities and Exchange Commission (SEC), the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Thursday, April 24, 2008, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE SIX MONTHS
	ENDED MARCH 31,				ENDED MARCH 31,
	2008		2007		2008		2007
NET SALES	$39,938	100.0%	$32,930	100.0%	$78,376	100.0%	$73,956	100.0%
Cost of goods sold	15,663	39.2	13,290	40.4	31,397	40.1	29,402	39.8

Gross profit	24,275	60.8	19,640	59.6	46,979	59.9	44,554	60.2
Selling, general and
administrative expenses	16,367	41.0	16,324	49.6	32,428	41.4	32,967	44.6
Product development expenses	6,278	15.7	6,501	19.7	12,441	15.8	12,247	16.5

Operating income (loss)	1,630	4.1	(3,185)	(9.7)	2,110	2.7	(660)	(0.9)
Investment income	455	1.1	555	1.7	983	1.3	1,133	1.5
Interest expense	(18)	(0.0)	(9)	(0.0)	(38)	(0.1)	(27)	(0.0)
Impairment of long-term investments	(670)	(1.7)	—	—	(670)	(0.9)	—	—

Income (loss) before income taxes	1,397	3.5	(2,639)	(8.0)	2,385	3.0	446	0.6
Income tax expense (benefit)	212	0.5	(566)	(1.7)	311	0.4	(556)	(0.8)

NET INCOME (LOSS)	$1,185	3.0%	$(2,073)	(6.3)%	$2,074	2.6%	$1,002	1.4%

Basic income (loss) per share	$0.07		$(0.13)		$0.13		$0.06

Diluted income (loss) per share	$0.07		$(0.13)		$0.13		$0.06

Cash dividends per Common share	$.0375		$.0375		$.075		$.075

Cash dividends per Class B
Common Share	$.030		$.030		$.060		$.060

Weighted average number of
shares outstanding (000) — Diluted	16,047		16,202		16,136		16,393

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	March 31, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$18,604	$12,888
Short-term investments	11,707	32,340
Refundable income taxes	678	136
Accounts receivable and other, net of allowances	22,494	19,510
Inventory	19,778	14,675
Other current assets	6,293	5,987

Total current assets	79,554	85,536
Property, plant and equipment, net	13,817	13,699
Investments	7,698	1,324
Other assets	50,115	45,847

Total assets	$151,184	$146,406

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$26	$799
Accounts payable	9,659	8,018
Other current liabilities	14,241	13,463

Total current liabilities	23,926	22,280
Long-term debt	—	—
Other long-term liabilities	15,973	11,102
Shareholders’ equity	111,285	113,024

Total liabilities and shareholders’ equity	$151,184	$146,406